EXHIBIT 10.1

inTEST CORPORATION

Restricted Stock
Award Agreement
for

_____________________________

We are pleased to advise you that inTEST Corporation (the "Company") hereby grants to you under the inTEST Corporation _______ Stock Plan (the "Plan"), an award of restricted stock with respect to _____________ shares of Common Stock of the Company, subject to your signing this Agreement and the provisions hereof. This award is subject in all respects to the applicable provisions of the Plan, a complete copy of which has been furnished to you and receipt of which you acknowledge by acceptance of the award. Such provisions are incorporated herein by reference and made a part hereof (including all defined terms).

1.

Issuance of Shares. Upon your execution and delivery of this Agreement and one or more instruments of transfer relating to all shares issuable pursuant to this Agreement (the "Shares"), you will be issued _______________ Shares of Common Stock as of _________________ (the "Grant Date"), subject to the terms, conditions and restrictions of this Agreement and the Plan. Such Shares shall be registered in your name, but the Company shall retain custody of any certificates issued for such Shares pending the vesting or forfeiture thereof. Upon the vesting of any such Shares, the Company shall deliver to you the certificates for such Shares.

2.	Vesting.
	(i)	Shares of Common Stock issued to you under this Agreement shall vest according to the following schedule:
_________________________________________________________.
(ii)

In the event that you become entitled to a fractional Share, such fractional Share shall not vest unless and until the participant becomes entitled to such number of fractional Shares as shall be equal in sum to a whole Share;

3.	Conditions to Vesting. As a condition to the vesting of Shares, all of the following conditions must be fully satisfied on the applicable vesting date:
(i)

You must have been in the continuous employ of the Company, or continuously engaged to provide services to the Company, through and including the date of vesting, and no event shall have occurred which, with due notice or lapse of time, or both, would entitle the Company to terminate your employment or engagement with the Company.

	(ii)	You must not be in breach or default of any obligation to the Company, whether or not contained in any agreement with the Company or imposed by law.
4.

Death, Disability or Change of Control. Shares of Common Stock issued under this Agreement shall become immediately and fully vested in the event: (A) you die; (B) you incur a Disability; or (C) a Change of Control occurs; provided, however, that you satisfy the requirements of Section 3 of this Agreement. For purposes of this Agreement, the term "Disability" shall mean a condition of total mental or physical incapacity for further performance of a person's duty with the Company that the Committee determines, on the basis of competent medical evidence, is likely to be permanent and constitutes a "disability" within the meaning of section 22(e)(3) of the Internal Revenue Code. The term "Change of Control" is defined in the Plan.

5.

Transferability. The Shares of Common Stock issued to you under this Agreement shall not be transferable by you prior to the date such Shares become vested under the terms of this Agreement and the Plan.

6.	Restrictive Legend. Certificates for the Shares with respect to which the vesting requirements have not been met shall be inscribed with the following legend:

"The shares of stock evidenced by this certificate are subject to the terms and restrictions of a Restricted Stock Award Agreement. They are subject to forfeiture under the terms of that Agreement if they are transferred, sold, pledged, given, hypothecated, or otherwise disposed of, other than through death or disability. A copy of that Agreement is available from the Secretary of inTEST Corporation upon request."

7.

Removal of Restrictive Legend. When the vesting requirements on any Shares have not been met, the Company shall cause a replacement stock certificate for those Shares, without the legend referred to in Section 6, to be issued and delivered to you, as soon as practicable.

8.

No Right to Employment. Neither the award of Shares pursuant to this Agreement nor any provision of this Agreement shall be construed (i) to give you any right to continued employment with the Company or (ii) as an amendment to your employment agreement with the Company.

9.

Forfeiture. Shares of Common Stock issued to you under this Agreement not previously vested hereunder shall be forfeited as of the date your employment by, or engagement to provide services to, the Company and all affiliates thereof terminates. Following such a forfeiture, you shall have no rights whatsoever with respect to the Shares of Common Stock forfeited.

10.

Voting, Dividend and Tender Offer Rights. You shall have all voting, dividend and tender offer rights with respect to Shares of Common Stock issued to you under this Agreement whether or not such Shares are vested or unvested. Cash dividends shall be distributed to you. Stock dividends shall be issued to you and shall become vested under the same terms and conditions as the Shares under the award of restricted stock to which they pertain.

11.

Withholding of Applicable Taxes. It shall be a condition to the Company's obligation to deliver Common Stock to you pursuant to this Agreement that you pay, or make provision satisfactory to the Company for the payment of, any taxes (other than stock transfer taxes) the Company is obligated to collect with respect to the delivery of Common Stock under this Agreement, including any applicable federal, state, or local withholding or employment taxes.

12.

Amendment. This Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between the Company and you.

The undersigned hereby acknowledges this award of restricted stock on behalf of the Company.

inTEST Corporation

By: ______________________________
       Hugh T. Regan, Jr.
       Secretary, Treasurer and Chief Financial Officer

Date: ____________________

To indicate your acceptance and agreement to this Restricted Stock Award, please execute and immediately return to the Company the enclosed duplicate original of this Agreement.

ACCEPTED AND AGREED TO:

_______________________________________	Date: ________________